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Exhibit 5.2

Han Kun Law Offices
Room 903, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P.R. China
Tel: (86 10) 8525-5500; Fax: (86 10) 8525-5511/5522

April 14, 2005

China Hospitals, Inc.
2501 China World Tower 1
China World Trade Center No. 1 Jian Guo Men Wai Avenue
Beijing 100004, P.R. China

  RE:
  China Hospitals, Inc.

Ladies and Gentlemen:

        We are lawyers qualified in the People's Republic of China ("PRC" or "China" and are qualified to issue an opinion on the laws of the PRC. We represent China Hospitals, Inc., a corporation organized and existing under the laws of Cayman Islands (the "Registrant") with respect to the laws and regulations of China in connection with the Registrant's Registration Statement on Form F-1 under the Securities Act of 1933 (the "Registration Statement").

        In connection with our representation, we have examined originals or facsimiles or photocopies, certified or otherwise identified to our satisfaction, of such documents, and undertaken such further inquiry as we consider necessary or appropriate for rendering the opinion herinafter set forth.

        In such examination, we have assumed (1) the genuineness of all signatures, authenticity of each document submitted to us as an original, that each signature on behalf of a party thereto is that of a person duly authorized to execute the same, the conformity with the originals of all documents provided to us as copies thereof and of the correctness of all facts and information stated or given in such documents; and (2) that the factual information provided in the undertakings by each of the parties is true and correct.

        Based on the foregoing examinations and assumptions, the provisions of the related agreements and the relevant PRC laws and regulations, we are of the opinion that:

1.
The contractual arrangements among the Registrant, the Management Company and the shareholders of the Management Company are in compliance with all existing PRC laws and regulations:

2.
According to PRC Security Law, a pledge can be created over shares or equity interests that are transferable; and

3.
In the Civil Procedure Law of PRC, there are provisions regarding the recognition and enforcement of foreign judgments.

        We acknowledge that we are referred to under the heading "Legal Matters" in the prospectus which is part of the Registration Statement, and we hereby consent to such as our name in such Registration Statement and to the filing of this opinion as Exhibit 5.2 to the Registration Statement and with such regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities of offer and sale in such states.

        This opinion is rendered only with respect to the laws and regulations of the PRC (for the purpose of interpretation of this Opinion only, PRC shall not include Hong Kong, Taiwan or Macau) in force as of the date of this opinion and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

        This opinion is solely intended to be used in the context which is specifically contemplated herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

Han Kun Law Offices

/s/ Chaoying LI
By: Chaoying (Charles) LI

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Exhibit 5.2
Han Kun Law Offices Room 903, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P.R. China Tel: (86 10) 8525-5500; Fax: (86 10) 8525-5511/5522